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                                                                    EXHIBIT 99.1


(BW)(IXC-COMMUNICATIONS-2)(IIXC) IXC Communications, Inc. Announces Two-For-One Stock Split

     Business Editors/Technology Writers

        AUSTIN, Texas -- (BUSINESS) -- July 29, 1998 -- IXC Communications, Inc. (Nasdaq: IIXC) announced today that its directors and a majority of its common stockholders have approved a two-for-one stock split of IXC Communications, Inc. common stock.
        The effective date for the stock split is anticipated to occur in September 1998 after compliance with applicable law. On the effective date, IXC Communications, Inc. common stockholders will receive one additional share for each share of IXC Communications, Inc. common stock held.
        As of July 22, 1998, there were approximately 36 million shares of IXC Communications, Inc. common stock outstanding. Also approved was an increase in the authorized number of shares of common stock and the creation of a new class of preferred stock for future use by the Company.
        IXC's network-based delivery solutions are designed to address the increasing speed and capacity requirements of the global communications market. Having recently completed the U.S.'s first new coast-to-coast fiber optic network in a decade, IXC Communications, Inc. is at the forefront of the industry's new class of emerging carriers.
        The company's offerings include private line, broadband, Internet and long distance switched and dedicated services. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. IXC's Web site is located at www.ixc-comm.com.


CONTACT:  IXC Communications
          Melissa Jackson, 512/231-5247 (PR)
          mjackson@ixc-comm.com
          Greta Wiechman, 888/267-9478 (IR)
          qwiechman@ixc-comm.com